QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

The Immune Response Corporation
5931 Darwin Court
Carlsbad, California 92008

        We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated March 21, 2003, except for Note 18 as to which the date is March 28, 2003, relating to the consolidated financial statements of The Immune Response Corporation, appearing in the Company's Annual Report on Form 10-K as of and for the years ended December 31, 2002 and 2001. Our report contains an explanatory paragraph regarding our substantial doubt as to the Company's ability to continue as a going concern.

        We also consent to the reference to us under the caption "Experts" in the Prospectus.

BDO Seidman, LLP

Costa Mesa, California

November 18, 2003

QuickLinks

  Exhibit 23.1